EXHIBIT 10.7

THE PNC FINANCIAL SERVICES GROUP, INC. AND AFFILIATES

DEFERRED COMPENSATION PLAN

Amended and Restated

(Effective as of July 1, 2004)

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) and certain of its affiliates previously adopted and presently maintain The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan (the “Plan”), originally effective as of November 21, 1996, and the Corporation amended and restated the Plan effective as of February 18, 2004;

WHEREAS, the Corporation desires to amend and restate the Plan in its entirety, effective as of July 1, 2004, in order to reflect certain amendments adopted by the Personnel and Compensation Committee of the Board of Directors of the Corporation regarding delegation of authority, to permit eligible participants in The PFPC Inc. Retirement Savings Plan to participate in the Plan, and to make certain clarifications deemed necessary or appropriate; and

WHEREAS, Section 10 of the Plan authorizes the Corporation to amend the Plan at any time.

NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended and restated in its entirety to read as follows:

SECTION 1

DEFINITIONS

1.1	“Account” means the bookkeeping account established for each Participant who is entitled to a benefit under the Plan. An Account is established only for purposes of determining deemed investments hereunder and not to segregate assets that may or must be used to satisfy benefits. An Account will be credited with Deferral Amounts set forth in Section 3 of the Plan and will be credited or debited to reflect deemed investment results under Section 5 of the Plan. The Participant’s “Account” will also include amounts deferred under deferral elections made before January 1, 1996, which pre-1996 deferrals will be accounted for separately from Deferral Amounts for and after 1996. The Participant’s Account will also include any amounts deferred that are subject to restrictions and the possibility of forfeiture under the terms of any Cash Incentive Award made under any incentive plan.

1.2	“Affiliate” means any business entity whose relationship with the Corporation is as described in Subsection (b), (c) or (m) of Section 414 of the Internal Revenue Code.

1.3	“Beneficiary” or “Beneficiaries” means the individual or individuals designated by the Participant to receive the balance of the Participant’s Account upon the Participant’s death in accordance with Section 6 of the Plan.

1.4	“Board” means the Board of Directors of the Corporation.

1.5	“Cash Incentive Award” means: (a) any incentive award, including incentive awards otherwise payable in the form of the Corporation’s stock, granted to the Participant under an incentive plan designated by the Plan Manager as participating hereunder and listed in Schedule B hereto; (b) any other cash bonus or incentive compensation payment that may be designated by the Plan Manager as eligible for deferral hereunder and listed in Schedule B hereto; and (c) amounts payable under any Severance Agreement.

1.6	“Change in Control” means a change of control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control will be deemed to have occurred if:

(a)	any Person, excluding employee benefits plans of the Corporation and its subsidiaries, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities; provided, however, that such an acquisition of beneficial ownership representing between twenty percent (20%) and forty percent (40%), inclusive, of such voting power will not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b)	the Corporation consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Corporation (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) the Corporation’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c)	the shareholders of the Corporation approve a plan of complete liquidation or winding-up of the Corporation or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Corporation’s assets;

(d)	as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

(e)	during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f)	the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a subsidiary or division of the Corporation will not by itself constitute a Change in Control.

1.7	“CIC Failure” means the following:

(a)	with respect to a CIC Triggering Event described in Section 1.8(a), the Corporation’s shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or

(b)	with respect to a CIC Triggering Event described in Section 1.8(b), the proxy contest fails to replace or remove a majority of the members of the Board.

1.8	“CIC Triggering Event” means the occurrence of either of the following:

(a)	the Board or the Corporation’s shareholders approve a transaction described in subsection (b) of the definition of Change in Control contained in Section 1.6; or

(b)	the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board.

1.9	“Committee” means the Personnel and Compensation Committee of the Board.

1.10	“Corporate Executive Group” means the group designated as such by the Corporation.

1.11	“Corporation” means The PNC Financial Services Group, Inc. and any successors thereto.

1.12	“Coverage Period” means a period (a) commencing on the earlier to occur of (i) the date of a CIC Triggering Event and (ii) the date of a Change in Control and (b) ending on the date that is two (2) years after the date of the Change in Control; provided, however, that in the event that a Coverage Period commences on the date of a CIC Triggering Event, such Coverage Period will terminate upon the earlier to occur of (x) the date of a CIC Failure and (y) the date that is two (2) years after the date of the Change in Control triggered by the CIC Triggering Event. After the termination of any Coverage Period, another Coverage Period will commence upon the earlier to occur of clause (a)(i) and clause (a)(ii) in the preceding sentence.

1.13	“Deferral Amount” means the amount credited to the Participant’s Account in accordance with the Participant’s Deferral Election less any amounts transferred to the SISP and employment taxes. The term “Deferral Amount” will not include any gains or losses credited or debited thereto.

1.14	“Deferral Election” means the Participant’s irrevocable election to defer all or a portion of the Participant’s Cash Incentive Award by timely delivery to the Plan Manager of a Deferral Election Form.

1.15	“Deferral Election Form” means the document, in a form or forms approved by the Plan Manager, whereby the Participant elects to defer all or a portion of any Cash Incentive Award and designates when payment of the portion of the Participant’s Account attributable to such Deferral Amount, including earnings thereon, will commence and the form of payment.

1.16	“Disability” means, unless the Committee determines otherwise, the Participant’s disability as determined to be total and permanent by the Employer for purposes of the Plan.

1.17	“Distribution Date” means the annual payment date designated by the Participant on the Participant’s Deferral Election Form for all distributions, except for distributions on account of Hardship. The Participant may designate January 15 or July 15 as the applicable annual Distribution Date.

1.18	“Eligible Cash Incentive Award” means: (A) in the case of a participant in the ISP, the amount of the Participant’s Cash Incentive Award up to the greater of (a) $25,000 or (b) 50% of the Cash Incentive Award, provided, however, that for a Participant who is not a member of the Corporate Executive Group, the Eligible Cash Incentive Award may not exceed $125,000; and (B) in the case of a participant in the RSP, 100% of any Annual Cash Incentive Award.

1.19	“Employee” means any person employed by an Employer.

1.20	“Employer” means the Corporation and any Affiliate that has been designated by the Plan Manager as an Employer hereunder and listed in Schedule A hereto.

1.21	“ERISA” means the Employee Retirement Income Security Act of 1974 as amended.

1.22	“Exchange Act” means the Securities Exchange Act of 1934 as amended and the rules and regulations promulgated thereunder.

1.23	“Hardship” means severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness of the Participant or one of the Participant’s dependents (within the meaning of Section 152(a) of the Internal Revenue Code), (ii) an accident involving the Participant or one of the Participant’s dependents, (iii) loss of the Participant’s property due to casualty, or (iv) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute Hardship will depend upon the facts of each case, but, in any case, Hardship will not exist to the extent that such hardship is or may be relieved:

(a)	through reimbursement or compensation by insurance or otherwise;

(b)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c)	by cessation of deferrals under this Plan or other plans maintained by the Employer.

The Plan Manager will have the sole and absolute discretion to determine whether a Hardship exists.

1.24	“Internal Revenue Code” means the Internal Revenue Code of 1986 as amended.

1.25	“ISP” means The PNC Financial Services Group, Inc. Incentive Savings Plan as amended from time to time.

1.26	“ISP Administrative Committee” means the committee appointed to administer the ISP.

1.27	“Participant” means any Employee who meets the eligibility criteria set forth in Section 2 of the Plan and/or has an Account under the Plan.

1.28	“Pension Plan” means The PNC Financial Services Group, Inc. Pension Plan as amended from time to time.

1.29	“Person” has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act.

1.30	“Plan” means The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan, which is the Plan set forth in this document, as amended from time to time.

1.31	“Plan Manager” means any individual designated by the Committee to manage the operation of the Plan as herein provided or to whom the Committee has duly delegated any of its duties and obligations hereunder.

1.32	“Retirement” means termination of employment with the Corporation and all of its Affiliates at any time and for any reason (other than death, termination for cause or, unless the Committee determines otherwise, termination in connection with a divestiture of assets or of one or more subsidiaries of the Corporation) on or after the first day of the first month after a Participant has attained age fifty five (55) and completed five (5) years of Vesting Service.

1.33	“RSP” means The PFPC Inc. Retirement Savings Plan, as adopted by the Corporation effective July 1, 2004 and as it may be amended from time to time.

1.34	“Severance Agreement” means any Change in Control Severance Agreement between the Corporation and an executive of the Corporation.

1.35	“Severance From Service” means the Participant’s termination of employment with The PNC Financial Services Group, Inc. and all of its Affiliates on account of Retirement, Disability or other termination of employment.

1.36	“SISP” means The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan, as amended from time to time.

1.37	“Spouse” means the person to whom the Participant is legally married (as determined under the laws of the state in which the Participant is a resident at the time of marriage).

1.38	“Trust” means the grantor trust established by the Corporation to assist in funding its obligations under the Plan.

1.39	“Vesting Service” has the meaning assigned such term in the Pension Plan.

SECTION 2

ELIGIBILITY FOR PARTICIPATION

In general, an Employee may be eligible to participate in the Plan if: (i) his or her annual earnings are in excess of the compensation threshold; (ii) his or her employer is the Corporation or is an Affiliate that has been designated by the Plan Manager as an Employer for purposes of the Plan; and (iii) the Employee is participating in a cash incentive plan that is eligible for deferral hereunder. The decision as to whether an Employee is eligible to participate in the Plan is reserved to the Plan Manager in his or her sole discretion.

SECTION 3

DEFERRAL ELECTION

3.1	Deferral Amount

Any Employee who is eligible to participate in the Plan pursuant to the criteria set forth in Section 2 may elect to defer payment of all or any part of an Cash Incentive Award; provided, however, that the Participant’s gross Deferral Amount may not be less than $5,000 for any single deferral. Effective January 1, 1999, if the Participant also participates in the ISP or, as applicable, the RSP at the time of a Cash Incentive Award, a portion of the Eligible Cash Incentive Award amount that the Participant elects to defer under this Plan will be transferred to the SISP. The portion that will be allocated to the SISP will equal the percentage of “Compensation” (as defined in the ISP or, as applicable, the RSP) that the Participant has elected to defer under the ISP or, as applicable, the RSP, multiplied by an amount equal to the difference between (a) the Participant’s “Compensation” under the ISP or, as applicable, the RSP calculated as if Internal Revenue Code Section 401(a)(17) were not applicable and the Participant had not made a deferral under this Plan and (b) the Participant’s “Compensation” actually calculated under the ISP or, as applicable, the RSP. Amounts transferred to the SISP will be subject to the terms and conditions of the SISP.

3.2	Deferral Election Form

Except for Deferral Election Forms for any Cash Incentive Award payable under a Severance Agreement, the Participant’s Deferral Election Form must be received by the Plan Manager prior to January 1 of each calendar year. Except for Deferral Election Forms for any Cash Incentive Award payable under a Severance Agreement, any Deferral Election Form will apply only to a Cash Incentive Award granted to the Participant for the calendar year (or any portion of the calendar year) beginning on such January 1. Notwithstanding the foregoing, in the calendar year in which an Employee first becomes eligible to be a Participant hereunder, the Deferral Election Form must be received by the Plan Manager within 30 days after the Employee first becomes eligible, in order to be effective for any Cash Incentive Award granted for such calendar year (or for a portion of such calendar year). Each Deferral Election Form will also specify the year in which payment will commence the form of distribution and the applicable Distribution Date. A Deferral Election Form for any Cash Incentive Award payable under a Severance Agreement will be valid only if it is received by the Plan Manager either 30 days after the date of the Severance Agreement or at least one year before the Participant’s “Date of Termination,” as that term is defined in the Severance Agreement.

3.3	Stock Deferrals

From time to time, certain of the Corporation’s eligible incentive plans may permit or require Participants to defer incentive awards that they would otherwise receive in the form of restricted shares of the Corporation’s common stock (“Stock Deferrals”). Such

Stock Deferrals may also be subject to such terms and conditions as may be imposed by the Corporation under the terms of the incentive plans or the individual awards under such plans, including, but not limited to, execution of such agreements between the Corporation and the Participant as may be required by the Corporation as a condition to receipt of the award and its eligibility for deferral under this Plan.

Stock Deferrals will be credited to Participants’ Accounts as set forth in Section 1.1. Stock Deferrals will be subject to any restricted period as may be applicable to the underlying incentive award, and will be deemed to be invested in the Corporation’s common stock during any such restricted period and may not be transferred to other deemed investments until the restricted period has terminated. Distributions from the Stock Deferral portion of Accounts will not be permitted until any restricted period has terminated. Hardship distributions made pursuant to Section 4.3 will not include any portion of a Participant’s Account attributable to Stock Deferrals.

SECTION 4

DISTRIBUTION OF DEFERRAL AMOUNTS AND PARTICIPANT ACCOUNTS

4.1	Distribution Deferral Elections

Distributions of the Participant’s Account attributable to any Deferral Amount will commence in accordance with the Participant’s Deferral Election Form; provided, however, that no Participant may elect to defer the payment of any Deferred Amount for a period of less than one full calendar year, and, provided, further, that if the Participant fails to select a time when payment of the Participant’s Account attributable to any Deferral Amount will commence, payment will commence as of the first Distribution Date after the Participant’s Severance From Service. Notwithstanding the foregoing and except as set forth below under distributions on account of Hardship, any distribution of the Participant’s Account attributable to any pre-1996 Deferral Election will be payable only upon the Participant’s Severance From Service.

4.2	Time and Manner of Distribution

All distributions will be payable in a lump sum or annual installments over a period designated by the Participant not to exceed the lesser of ten years or the joint life expectancy of the Participant and the Participant’s Spouse, based upon life expectancy tables approved by the Plan Manager. The form of distribution applicable to any Deferral Amount, and any earnings thereon, will be elected at the time of the Participant’s Deferral Election on each Deferral Election Form; provided, however, that if the Participant fails to select a form for the payment of a Participant’s Account attributable to any Deferral Amount, payment will be made in the form of the lump sum. The Participant may not subsequently change the time or form of distribution, except with respect to any Cash Incentive Award payable under a Severance Agreement; provided, however, that such change will be valid only if it is received by the Plan Manager at least one year before the Participant’s “Date of Termination,” as that term is defined in the Severance Agreement. Distributions will be made only in cash, except as may otherwise be provided in any eligible incentive plan. The first annual payment will be made as soon as may be practicable after the Distribution Date in the year designated by the Participant with the remaining installments (if any) continuing to be payable as soon as may be practicable after the same Distribution Date each year thereafter.

4.3	Hardship Distribution

Upon approval of the Plan Manager, in his or her sole and absolute discretion, payment of all or any portion of the Participant’s Account will be made in the event of the Participant’s Hardship. Payment of any Hardship distribution will be made only in cash in a single sum as soon as administratively feasible after approval.

4.4	Death Benefit

Except as provided in Section 4.5, if the Participant’s Severance From Service occurs because of the Participant’s death, either before or after payments commence, the balance of the Participant’s Account will be distributed to the Participant’s Beneficiary or Beneficiaries at the time and pursuant to the method elected by the Participant. Upon application of the Participant’s Beneficiary, the Plan Manager may, in the Plan Manager’s sole and absolute discretion, direct that the balance of the deceased Participant’s Account be paid in a single lump sum.

4.5	Accelerated Distribution

Except as may be otherwise provided in the Participant’s Severance Agreement or upon a Severance From Service that occurs during a Coverage Period, upon the Participant’s Severance From Service for any reason other than death, Disability or Retirement, the Committee will direct payment of the balance of the Participant’s Account to be accelerated and paid in a single sum to the Participant on the first annual Distribution Date coincident with or next following the date of the Participant’s Severance From Service.

SECTION 5

INVESTMENT FUNDS

Deferral Amounts credited to a Participant’s Account under the Plan will be deemed to be invested in the investment fund or funds selected by the Participant in accordance with procedures established by the Plan Manager. The Participant may elect to change the investment fund elections in accordance with procedures established by the Plan Manager. The ISP Administrative Committee will, in its sole discretion, determine the various investment funds that will be available for the deemed investment of all Deferral Amounts. If the Participant fails to select an investment fund or funds with respect to any Deferral Amount, such Deferral Amount will be automatically invested in a short-term investment fund as may be designated from time to time by the ISP Administrative Committee, until the Participant provides investment directions in accordance with procedures established by the Plan Manager. The Participant’s Account will be valued daily.

The Committee, in its sole and absolute discretion, will establish procedures for allocating earnings to the Participant’s Account.

SECTION 6

DESIGNATION OF BENEFICIARIES

The Participant will designate a Beneficiary or Beneficiaries to receive the balance of the Participant’s Account upon the Participant’s death. Such designation will be on a form approved by the Plan Manager and will not be effective until the designation is received by the Plan Manager. If no valid Beneficiary designation form is on file with the Plan Manager upon the Participant’s death, then the balance of the Participant’s Account will be payable to the Beneficiary designated by the Participant under the Employer’s group life insurance plan, or, if no such designation exists, to the Participant’s estate.

SECTION 7

TRUST FUND

No assets of the Corporation or any Employer will be segregated or earmarked in respect to any Deferral Amounts and all such amounts will constitute unsecured contractual obligations of the Employer. If the Corporation chooses to contribute to the Trust to offset its obligation under this Plan, all assets or property held by the Trust will at all times remain subject to the claims of the general creditors of the Corporation or any Employer.

SECTION 8

CLAIMS PROCEDURE

8.1	Initial Claim

Claims for benefits under the Plan will be filed with the Plan Manager. If any Participant or Beneficiary claims to be entitled to a benefit under the Plan and the Plan Manager determines that such claim should be denied in whole or in part, the Plan Manager will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (a) specific reasons for the denial, (b) specific reference to pertinent Plan provisions, (c) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (d) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Plan Manager. If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim.

8.2	Review Procedure

Within 60 days after the date on which the Participant or Beneficiary receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred), such person (or his or her duly authorized representative) may (a) file a written request with the Committee for a review of his or her denied claim and of pertinent documents and (b) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the Committee receives the request for review. If the decision on review is not made within such period, the claim will be considered denied.

8.3	Claims and Review Procedure Not Mandatory After a Change in Control

After the occurrence of a Change in Control, the claims procedure and review procedure provided for in this Section 8 will be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of this Section 8 will not be mandatory for any Participant claiming benefits after a Change in Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Employee claims entitlement.

SECTION 9

ADMINISTRATION; DELEGATION

The Committee will have the sole and absolute authority to determine eligibility for benefits and administer, interpret, construe and vary the terms of the Plan; provided, however, that after a Change in Control, the Committee will be subject to the direction of the trustee of the Trust with respect to the exercise of the authority granted by this Section 9 and elsewhere in this Plan.

This Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and will be administered in a manner consistent with that intent.

The Board or the Committee may, in its sole discretion, delegate authority hereunder, including but not limited to delegating authority to modify, amend, administer, interpret, construe or vary the Plan, to the extent permitted by applicable law or administrative or regulatory rule.

SECTION 10

AMENDMENT AND TERMINATION

The Committee will have the sole and absolute discretion to modify, amend or terminate this Plan at any time; provided, however, that no modification, amendment or termination will be made that would have the effect of decreasing the amount payable to any Participant or Beneficiary hereunder without the consent of such Participant or Beneficiary.

After a Change in Control, the Plan may not be amended in any manner that adversely affects the administration or payment of a Participant’s benefits hereunder (including but not limited to the timing and form or payment of benefits hereunder) without the consent of the Participant, nor may the provisions of this Section 10 or Section 11 be amended after a Change in Control with respect to a Participant without the written consent of the Participant; provided, however, that the failure of the Participant to consent to any such amendment will not impair the ability of the Committee to amend the Plan with respect to any other Participant who has consented to such amendment.

SECTION 11

SUCCESSORS

In addition to any obligations imposed by law upon any successor(s) to the Corporation and the Employers, the Corporation and the Employers will be obligated to require any successor(s) (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Corporation and the Employers to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Corporation and the Employers would be required to perform it if no such succession had taken place; in the event of such a succession, references to “Corporation” and “Employers” herein will thereafter be deemed to include such successor(s).

SECTION 12

GOVERNING LAW

The Plan will be governed according to the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions, to the extent not preempted by federal law.

SECTION 13

MISCELLANEOUS

13.1	Liability of the Board and the Committee

Neither the Board nor the Committee will be liable to any person for any action taken or admitted in connection with the administration, interpretation, construction or variance of the Plan.

13.2	No Contract of Employment

Nothing herein will be construed as an offer or commitment by the Corporation or any Affiliate to continue any Participant’s employment with it for any period of time.

13.3	Withholding

All applicable federal, state, local and social security taxes will be withheld and deducted from amounts distributed hereunder, as appropriate.

13.4	Spendthrift Clause

The right of the Participants to any amounts deferred or invested in this Plan will not be transferable or assignable and will not be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary, except when, where and if compelled by applicable law.

13.5	Severability

Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, then (a) such provision will be deemed to be amended to, and to have contained from the outset such language as is necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) and other provisions of this Plan will remain in full force and effect.

13.6	Entire Agreement

This writing constitutes the final and complete embodiment of the understandings of the parties hereto and all prior understandings and communications of the parties oral or written concerning this Plan are hereby renounced, revoked and superseded.

*     *     *     *

IN WITNESS WHEREOF, these amendments to and restatement of The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan have been adopted by The PNC Financial Services Group, Inc. by or pursuant to authority delegated by the Personnel and Compensation Committee of its Board of Directors, effective as of this 6th day of April, 2004.

SCHEDULE A

AFFILIATES

PNC Bank, National Association

PNC Investments, LLC

PNC Capital Markets, Inc.

The PNC Financial Services Group, Inc.

PNC Alliance, LLC

PNC Equity Management Corp.

PNC Commercial Management, Inc.

PNC Leasing LLC

PNC Bank, Delaware

ADVISORport, Inc.

PFPC, Inc.

PFPC Trust Co.

PFPC Distributors, Inc.

Midland Loan Services, Inc.

PNC Multifamily Finance, Inc.